EXHIBIT 99.1

Contact:
Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
Telephone: (714) 549-0421 x262	(310) 208-2550
e-mail: jpellizzon@ceradyne.com	dmatsui@sha-ir.com

CERADYNE, INC. REPORTS 2003 THIRD QUARTER, NINE-MONTH RESULTS

Record-Level Results Continue; Margins Rise

COSTA MESA, CA (October 29, 2003)—Ceradyne, Inc. (NASDAQ:CRDN) today reported results for the third quarter and nine months ended September 30, 2003.

Sales for the third quarter 2003 rose 89.1% to a record $27.0 million from $14.3 million in the third quarter of 2002. Net income for the third quarter 2003 increased to a record $3.3 million, or 31 cents per diluted share, on 10,585,000 shares, from $662,000, or 8 cents per diluted share, on 8,769,000 shares, in the third quarter of 2002.

Gross profit margin increased to 30.2% of net sales in the third quarter of 2003 from 22.7% of net sales in the third quarter of 2002.

The provision for income taxes was 35% for both the third quarter of 2003 and 2002.

Sales for the nine months ended September 30, 2003 reached a record $68.3 million, up 56.7% from $43.6 million in the comparable period last year. Net income for the first nine months of 2003 increased to $7.0 million, or 74 cents per diluted share, on 9,437,000 shares, from $1.7 million, or 20 cents per diluted share, on 8,718,000 shares, for the nine month period in 2002. The average number of shares increased due to the follow on offering of 1,725,000 shares that was completed in July 2003. Net income for the nine-months ended September 2003 was up 302.1% over the comparable period last year.

New bookings for the third quarter of 2003 reached a record $52.3 million, compared to $16.0 million for the same period last year. For the first nine months of 2003, new bookings increased 128.1% to a record $100.6 million, compared to $44.1 million for the comparable period last year.

Total backlog as of September 30, 2003 increased to a record $67.7 million (including $1.1 million of unexercised options) compared to total backlog at September 30, 2002 of $28.2 million (including $1.4 million of unexercised options).

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “We are pleased with the significant growth of sales, income, and new orders in the third quarter. The increase in margins reflects an improved absorption of fixed operating costs, better operating efficiencies, increased productivity and an improved sales mix. Much of the sales and new order increase are attributable to increasing demand for the Company’s body armor for our soldiers. On September 29, 2003, we announced receipt of a multi-year SAPI body armor award with 2004 deliveries scheduled at $29 million. This amount was amended upward by $14.3 million earlier this month to a total scheduled for 2004 of over $43 million.”

Moskowitz further commented: “We have completed the acquisition of an additional 115,000 sq. ft. of manufacturing space in Kentucky which will be used for production of anticipated new business related to industrial and diesel engine components produced from Ceradyne’s sintered reaction bonded silicon nitride (SRBSN). The Company anticipates expenditures of $1.6 million to facilitate and renovate this facility as well as further expenditures for capital equipment.”

Ceradyne will host a conference call today at 8:00 a.m. PST to discuss its 2003 third quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.FullDisclosure.com. These websites will also host an archive of the teleconference. A telephonic playback will also be available for 48 hours beginning at 11:00 a.m. PST on October 29. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 3331296.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s prospectus dated July 1, 2003 as filed with the Securities and Exchange Commission.

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
NET SALES	$27,043	$14,300	$68,331	$43,598
Cost of product sales	18,870	11,058	48,947	34,466

GROSS PROFIT	8,173	3,242	19,384	9,132

Operating expenses:
Selling	627	514	1,707	1,504
General and administrative	1,984	1,233	5,489	3,514
Research and development	575	506	1,506	1,537

	3,186	2,253	8,702	6,555

INCOME FROM OPERATIONS	4,987	989	10,682	2,577
Other income (expense):
Other income	89	60	164	176
Interest expense	(4)	(31)	(32)	(64)

	85	29	132	112
INCOME BEFORE PROVISION FOR INCOME TAXES	5,072	1,018	10,814	2,689
Provision for income taxes	1,775	356	3,785	941

NET INCOME	$3,297	$662	$7,029	$1,748

Earnings per share, basic	$0.32	$0.08	$0.77	$0.21
Earnings per share, diluted	$0.31	$0.08	$0.74	$0.20

Avg. shares outstanding, basic	10,324	8,512	9,175	8,475
Avg. shares outstanding, diluted	10,585	8,769	9,437	8,718

Condensed Consolidated Balance Sheets (in thousands):

	September 30, 2003	December 31, 2002
Cash and Cash Equivalents	$28,115	$350
Other Current Assets	40,691	34,773
Net Property, Plant and Equipment	23,168	18,660
Other Assets	1,511	1,511

Total Assets	$93,485	$55,294

Current Liabilities	$12,607	$10,354
Long Term Debt	—	58
Deferred Tax Liability	1,471	1,794
Stockholders’ Equity	79,407	43,088

Total Liabilities and Stockholders’ Equity	$93,485	$55,294

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